UBS

Global Policy on Personal Investment

Think twice before you trade or invest

WHY we have this policy.

To prevent conflict of interest, insider dealing or other unfair business practices resulting from personal investments that could harm our clients and financial markets and damage our reputation and brand

WHO this policy is applicable to.

UBS Persons and their connected parties.

WHAT to know about HOW to comply.

First, disclose and centralize

- You must disclose your and your connected parties' personal investment accounts. Remember – until the accounts have been approved for use, you can't carry out any personal investment transaction.
- Disclose these accounts [redacted] within 30 days of joining UBS, opening, changing or identifying an account.
- Certain personal investment accounts must be with UBS or an approved broker [redacted]. Any transition must be done within 180 calendar days of account disclosure.

Second, prepare to trade – get approval

- Classified as sensitive staff for personal account dealing? You need pre-approval and pre-clearance before you can execute a personal investment transaction.
- Classified as a Restricted person? You need pre-approval and pre-clearance to carry out transactions in UBS Financial Instruments.
- [redacted]
- You need explicit approval to carry out the transaction. Approval is valid for 24 hours from the time of approval.
- Neither sensitive staff, nor a Restricted person? There's no need for pre-approval or pre-clearance to trade, however, the restricted activities and general prohibitions (see below) apply to everyone.

Third, are you dealing in UBS shares?

- You can't short sell UBS financial instruments or enter into any form of transaction that "bets against" the UBS share price.
- Restricted person? You can't trade UBS financial instruments during blackout periods, and you need pre-approval between blackout periods. Restricted Persons can't hold UBS financial instruments in managed accounts.
- Did you buy or receive UBS shares or UBS financial instruments through a compensation or ownership plan? There's no need for pre-approval/pre-clearance for the initial purchase and the holding period doesn't apply when they vest, but the policy applies after that so you will need to preclear any sale of the shares if you are Sensitive Staff or a Restricted Person (for UBS).

Fourth, holding period after the trade

- If you're classified as sensitive staff you must hold certain financial instruments for a minimum of thirty calendar days.

Fifth, be aware of restricted activities and general prohibitions

- General restrictions in line with ethical conduct
- Insider dealing
- Restricted, grey and similar lists
- Transactions with UBS clients
- Excessive trading
- Market manipulation
- Research related prohibitions
- Spread betting
- Investment clubs and chatrooms
- Front running, parallel running, piggy backing
- Coverage restrictions – specifically the prohibition from trading within your mandate
- Hedging variable remuneration
- Cryptocurrency and Initial coin offerings
- Public offerings

Unlisted personal investments – disclose and clear

- The requirements for unlisted personal investments apply irrespective of whether you are Sensitive Staff or not.
- Certain unlisted personal investments require disclosure, pre-approval and pre-clearance [redacted] .The Unlisted Personal Investment section has more detail.
- Private Market Funds and Hedge Funds need pre-approval and pre-clearance [redacted].
- If you work in AM, IB or NCL, once the transaction is complete, you also need to disclose [redacted]

Enhanced Requirements

- Do you work in AM, GWM (exc. CIO), GWM: CIO, the IB, Group Treasury, NCL and GFO Americas. Click on the links for enhanced requirements.
- The enhanced requirements include a restriction on single name instruments for some functions.
- Additional country requirements may also apply.

Line managers

If you're a line manager or alternative approver, responsibility for adequate supervision and identification of conflicts – actual, potential and perceived – rests with you.

[redacted]

References

This page is to be read in conjunction with the details set out in the Appendix, which is an integral part of the policy

Appendix

Global Policy on Personal Investment

Why we have this appendix.

[redacted] The goal is to ensure we observe the highest ethical and professional standards and avoid any risk of real, potential or perceived conflicts of interest.

A conflict of interest is a situation in which the interest of UBS or the interest of a UBS Person could interfere (or appear to interfere) with UBS's ability to conduct business and treat its customers fairly and ethically.

UBS recognizes that a UBS Person's personal investments can:

- create a conflict of interest or the appearance of a conflict or impropriety;
- harm our clients and undermine the integrity and efficiency of the financial market;
- contravene applicable laws or regulations;
- reflect unfair business practice or constitute unethical behavior;
- undermine our reputation for integrity and damage the UBS brand.

We must avoid the risk of a UBS Person investing or divesting in a way that they benefit, or are seen to benefit, from access to privileged information. This is called insider dealing and is illegal in most jurisdictions where UBS operates. Even if there is no criminal activity, the reputational or regulatory implications can be significant as it may be considered a behavioral issue for the UBS Person or a failure of control by UBS.

Applicability

ALL Roles; Business Divisions/ Group Functions; Business Areas; Legal Entities and Locations.

References in this document to other policies relate only to UBS policies.

Employee Incidents and speaking up

Breaches of this policy [redacted] could result in disciplinary action, including dismissal, in serious cases.

[redacted]

Supplementary policy content

Below you can find additional information on the key topics addressed in the policy on a page.

EMPLOYEE INCIDENTS AND SPEAKING UP 2

1. STRUCTURE OF THIS POLICY DOCUMENT 7

[redacted]

2. APPLICABILITY AND SCOPE 7

2.1. UBS PERSONS 7
2.2. CONNECTED PARTIES « 8
2.3. SENSITIVE STAFF AND RESTRICTED PERSONS 8
2.4. INSTRUMENTS AND TRANSACTIONS IN SCOPE OF THIS POLICY 8

3. PERSONAL INVESTMENT ACCOUNTS « 8

3.1. DISCLOSURE OF ACCOUNTS 9
3.2. ACCOUNT INFORMATION « 9

4. ACCOUNT CENTRALIZATION 9

4.1. EXCEPTIONS 10

5. DISCLOSURE OF HOLDINGS 10

6. PRE-APPROVAL AND PRE-CLEARANCE (LISTED PERSONAL INVESTMENT TRANSACTIONS) 10

6.1. PRE-APPROVAL AND PRE-CLEARANCE 10
6.1.1. Corporate Actions 10
6.2. PRE-APPROVAL AND PRE-CLEARANCE – LINE MANAGER RESPONSIBILITIES « 11

7. HOLDING PERIOD « 11

7.1. FINANCIAL HARDSHIP AND DECLINE IN VALUE 12

8. TRANSACTIONS IN UBS FINANCIAL INSTRUMENTS « 12

8.1. EXEMPTIONS « 12
8.1.1. Employee Compensation Plans 12
8.1.2. UBS Share Ownership Plans 12
8.2. SHORT SELLING 12
8.3. ADDITIONAL REQUIREMENTS FOR RESTRICTED PERSONS 13
8.3.1. Restrictions on Managed Accounts « 13
8.3.1.1. Ad Hoc Blackout Periods 13
8.3.2. Blackout Periods « 13
8.3.2.1. Regular Blackout Periods 13
8.3.2.2. Restrictions during Regular Blackout Periods 13

9. PRIVATE MARKET FUNDS AND HEDGE FUNDS 13

9.1. NON-SENSITIVE STAFF TRANSACTING VIA UBS FINANCIAL SERVICES US 14

10. VOLCKER RULE COVERED FUNDS 14

11. UNLISTED PERSONAL INVESTMENTS « 14

11.1. CROWDFUNDING AND PEER-TO-PEER LENDING 15

12. RESTRICTED ACTIVITIES AND GENERAL PROHIBITIONS 15

12.1. ETHICAL CONDUCT 15
12.2. INSIDER DEALING 16
12.3. MARKET MANIPULATION 16
12.4. FRONT RUNNING, PARALLEL RUNNING, PIGGYBACKING 16
12.5. RESTRICTED, GREY AND SIMILAR LISTS 16
12.6. RESEARCH RELATED PROHIBITIONS 16
12.7. COVERAGE RESTRICTIONS 16
12.8. TRANSACTIONS WITH UBS CLIENTS 17

12.9. Hedging Variable Remuneration 17
12.10. Excessive Trading 17
12.11. Spread Betting 17
12.12. Cryptocurrency and Initial Coin Offerings 17
12.13. Investment Clubs and Investment Chat Rooms 17
12.14. Public Offerings 17

13. VIOLATIONS OF THIS POLICY 18

ANNEX A [redacted]

ANNEX B [redacted]

ANNEX C [redacted]

ANNEX D [redacted]

[redacted]

ANNEX E [redacted]

[redacted]

ANNEX F [redacted]

[redacted]

ANNEX G [redacted]

[redacted]

[redacted]

ANNEX H [redacted]

[redacted]

ANNEX I [redacted]

[redacted]

GLOSSARY 44

KEY PROCEDURAL CONTROLS 46

FURTHER REFERENCES AND LINKS 46

POLICY OWNERSHIP AND REVIEW 46

1. Structure of This Policy Document

This document is structured as follows:

Section	Provision	Applicable To
1 to 5, and 9 to 13	Global Minimum Standard	All UBS Persons
6 to 8	Global Minimum Standard	All UBS Persons considered "Sensitive Staff" or "Restricted Persons"
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]

[redacted]

In the event there is a conflict between provisions of this policy, the more restrictive will apply.

[redacted]

[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]

[redacted]

[redacted]

[redacted]

2. Applicability and Scope

This Section applies to all UBS Persons and their Connected Parties. For UBS Persons the Section applies throughout their employment lifecycle with UBS including when on leave including "gardening leave" and parental leave.

2.1. UBS Persons

This policy applies to:

- all permanent staff (full time and part time) of UBS Group;
- external and temporary staff providing services to UBS Group; and
- anyone else providing services to UBS with access to UBS systems or who is informed by Employee Conduct to be in scope of this policy.

The above persons are collectively referred to as "**UBS Persons**".

2.2. Connected Parties «

Except where prohibited under local law or otherwise stated, this policy applies to the personal investment activity of parties with a relationship to the UBS Person including:

a) A spouse of the UBS Person or any individual considered by national law as equivalent to a spouse such as a domestic or civil partner;
b) A child (including child of spouse) provided that they are financially dependent on the UBS Person;
c) An individual living in the same "household";
d) An individual whose relationship with the UBS Person is such that the UBS Person has a direct or indirect material interest in the outcome of the trade, other than fee or commission for the execution of the trade (this includes any financial dependents or individual to whose financial support the UBS Person materially contributes);
e) any other individual over whose account the UBS Person has control;
f) legal entities, partnerships and fiduciary institutions (including subsidiaries directly or indirectly controlled by these companies/organizations) if the UBS Person:
   i. holds a management position within that entity,
   ii. controls or jointly controls[1] the company directly or indirectly,
   iii. is a beneficiary of this company or institution.

For the purpose of this definition "household" is defined as individuals who comprise a family unit or similar and who live together under the same roof, in certain circumstances including domestic help.

The above persons are collectively referred to as "**Connected Parties or Connected Party**".

UBS Persons shall be presumed to have a beneficial interest in any personal investment account that is held by Connected Parties listed in a), b) and c) above. This applies unless the UBS Person demonstrates, to the reasonable satisfaction of Employee Conduct, that they derive no economic benefit from, and exercise no control over, the account. Should this be demonstrated satisfactorily, Employee Conduct may grant an exception from the application of certain provisions of this policy to the Connected Parties' personal investment account.

Where a policy provision applies to a "UBS Person" the provision also applies to the UBS Person's Connected Parties unless otherwise stated.

2.3. Sensitive Staff and Restricted Persons

UBS Persons are responsible for knowing whether they are deemed a Sensitive Staff and/or a Restricted Person and the rules that apply to them.

[redacted]

For the avoidance of doubt, the criteria for determining Restricted Persons and Sensitive Staff is different and thus a UBS Person may be Sensitive Staff but not a Restricted Person and vice versa.

2.4. Instruments and Transactions in Scope of this Policy

Transactions in listed financial instruments in scope of this policy as detailed in Annex A must be effected through a personal investment account that has been disclosed via MyCompliance and approved for use by Employee Conduct. For Private Equity Funds and Hedge Funds see Section 9. For Volcker Rule Covered Funds see Section 10. For Unlisted Personal Investments see Section 11.

3. Personal Investment Accounts «

<u>This Section applies to all UBS Persons and their Connected Parties.</u>

For the purpose of this policy a personal investment account is any account held by a UBS Person or their Connected Parties which has the capability to effect a personal investment transaction that is in scope of this policy. Annex A has a list of types of transactions and whether in scope or not.

For the avoidance of doubt the following accounts are also considered personal investment accounts:

- managed accounts (see Glossary);
- employee compensation, share ownership plans (including EquatePlus – once the terms and conditions have been accepted) and registry services;

[1] Owning 50% or more of the voting power or owning 50% or more of the voting power together with another Connected Party

Disclosure of UBS 401k plans is only required for Restricted Persons.

For the requirements for account centralization see Section 4

3.1. Disclosure of Accounts

UBS Persons must disclose both their and their Connected Parties' personal investment accounts. In Switzerland, the disclosure of Connected Parties' personal investment accounts applies to Restricted Persons only unless the UBS Person has control over the account.

Disclosure must be made [redacted] within 30 days (10 days for UBS Persons in Asset Management in the US) of:

- joining UBS,
- opening an account,
- becoming aware of an account or
- making changes to an account (including ownership and closure).

UBS Persons must not effect any personal investment transactions through a personal investment account until it has been disclosed and approved for use by Employee Conduct.

3.2. Account Information «

Employee Conduct has the right to request and review relevant information about personal investment activity. This right extends to those activities that do not ordinarily require disclosure under this policy. UBS persons must promptly provide the information in response to a request from Employee Conduct or UBS.

UBS Persons are responsible for ensuring that Employee Conduct receives duplicate transaction information for all personal investment accounts, including those held with an approved broker via either a "feed" or the submission of account statements.

[redacted]

[redacted]

[redacted]

4. Account Centralization

This Section applies to all UBS Persons and their Connected Parties.

UBS Persons are required to maintain personal investment accounts with UBS or an approved broker ("Centralization").

[redacted]

The following accounts of UBS Persons and their Connected Parties require centralization. The centralization must be initiated within 30 calendar days of the disclosure (see Section 3.1) and completed within 180 calendar days of disclosure.

Region **Accounts held by UBS Person or** Connected Parties	**AMER**	**APAC**	**CH**	**EMEA**	**UK**
UBS Person's own/joint/other Ownership	Yes	Yes	Yes	Yes	Yes
Spouse of the UBS Person or any individual considered by national law as equivalent to a spouse such as a domestic or civil partner	Yes – US only	No	No	No	No
Child (including child of spouse) provided that they are financially dependent on the UBS Person	Yes	Yes	Yes	Yes	Yes
Individual living in the same household as the UBS person	No	No	No	No	No

[redacted]

.

Accounts held by UBS Person or Connected Parties / Region	AMER	APAC	CH	EMEA	UK
Any other Connected Party	Contact Employee Conduct [redacted] For locations with an exception, contact Local CORC.				

4.1. Exceptions

A list of countries exempt from the above centralization requirements is available within the "Country Requirements and Approved Brokers List" [redacted]

Temporary and external staff are exempt from the above centralization requirements.

Employee Conduct must approve any additional exception to these requirements once the account has been disclosed.

5. Disclosure of Holdings

This Section applies to all UBS Persons and their Connected Parties.

UBS Persons and their Connected Parties may be required to disclose their Listed Personal Investment Holdings as detailed in the relevant Business and/or Location Annex.

6. Pre-Approval and Pre-Clearance (Listed Personal Investment Transactions)

This Section applies to Sensitive Staff and their Connected Parties.

For UBS Persons that are only Restricted Persons: this Section applies to personal investment transactions in UBS financial instruments only. Where a requirement refers to Sensitive Staff it also applies to Restricted Persons and their Connected Parties for personal investment transactions in UBS financial instruments unless otherwise stated.

6.1. Pre-Approval and Pre-Clearance

Sensitive Staff (and Restricted Persons for UBS transactions) must obtain Line Manager pre-approval and Employee Conduct pre-clearance before executing a personal investment transaction in certain financial instruments in scope of this policy as detailed in Annex A.

[redacted]

If approval for a personal investment transaction is not received, then the transaction must not be executed. If rejected, as a matter of policy Employee Conduct will not provide the specific reason for the rejection. The most common reasons include:

- the answers provided by the UBS Person in the questionnaire;
- the response of the UBS Person's Line Manager; and/or
- Compliance restrictions. Due to the confidential nature of these restrictions no further information can be provided.

If granted, approval for a market order is valid for 24 hours from the time of the approval.

If granted, approval for a limit order is valid for the day when the order is originally placed until the day on which the order is executed, modified or cancelled. Limit orders must be placed within 24 hours of the time that approval is granted only. Modification of an existing limit order requires new Line Manager pre-approval and Employee Conduct pre-clearance via MyTrades. Cancellation of an existing limit order requires a new Line Manager pre-approval and Employee Conduct pre-clearance [redacted]. A request for a limit order can be amended to a market order without the need for separate approval provided it will be executed within 24 hours of receiving the approval for the limit order and provided the UBS Person has not become aware of UPSI in the meantime.

In the few countries where MyTrades is not available, a local process will apply (see Policy Exceptions).

6.1.1. Corporate Actions

The receipt of financial instruments as part of a mandatory corporate action or an event (i.e. where there is no choice to receive the financial instrument) does not require Line Manager pre-approval or Employee Conduct pre-clearance (for example, automated dividend reinvestment plans).

Subscription to the original entitlement in a rights offering including the subsequent receiving of rights and acquiring shares in respect to the rights issue (whether a choice is made to receive those rights or not) does not require Line Manager pre-approval or Employee Conduct pre-clearance.

Purchasing additional rights above the original entitlement or selling rights requires Line Manager pre-approval and Employee Conduct pre-clearance.

6.2. Pre-Approval and Pre-Clearance – Line Manager Responsibilities «

This Section applies to all UBS Persons who are Line Managers.

Line Managers and alternative approvers (others fulfilling a supervisory responsibility such as local managers and delegates) must carefully consider transactions presented to them for approval and must follow up on any concerns and escalate where necessary.

[redacted]

When deciding whether to approve requests of UBS Persons under their supervision, Line Managers and alternative approvers should consider the following factors:

- potential conflicts between the interests of the UBS Person on the one hand and UBS or UBS's clients on the other. For example, if a UBS Person is effecting personal investment transactions in the same financial instruments or issuers traded by the clients they cover;
- whether a requested personal investment transaction appears consistent with the UBS Person's usual investment pattern;
- whether the number, frequency or volume of requested personal investment transactions could be excessive, a potential distraction from the UBS Person's professional duties for UBS or represent excessive and unsuitable risk taking by the UBS Person;
- unusual or suspicious personal investment transactions that may violate rules prohibiting insider trading, market abuse or the use of manipulative and deceptive devices; or
- whether the UBS person has access to sensitive information as a part of their role with UBS.

Line Managers and alternative approvers who become aware of personal investment transactions effected by UBS Persons under their supervision that may violate UBS policies or procedures, or regulatory requirements must report the matter to Employee Conduct immediately.

7. Holding Period «

This Section applies to Sensitive Staff and their Connected Parties.

For UBS Persons that are not Sensitive Staff but are Restricted Persons: this Section applies only to personal investment transactions in UBS financial instruments. Where a requirement refers to Sensitive Staff, it also applies to Restricted Persons and their Connected Parties for personal investment transactions in UBS financial instruments only unless otherwise stated.

Sensitive Staff (and Restricted Persons for UBS transactions) must hold certain financial instruments in scope of this policy as detailed in Annex A for a minimum of 30 calendar days.

This applies to personal investment transactions effected through the Sensitive Staff (or Restricted Person for UBS transaction) personal investment accounts. Relevant Connected Parties' personal investment transactions are subject to a 7 calendar day holding period.

The period includes the date on which the position was established.

The holding period applies in both directions. This means both a "purchase" followed by a "sale" and a "sale" followed by a "purchase." For the avoidance of doubt, "flat" is considered a position. This is where there is a sale to zero.

The holding period is calculated on a last in, first out basis. If a position is built up in several tranches over a longer period, then it is of no relevance when calculating the minimum holding period to which tranche the current transaction refers. The deciding factor is the date of the previous last transaction (last in, first out).

The holding period applies to the sale of shares received as part of a new issue.

Derivatives purchased must have an expiry date equal to or longer than the required holding period and must be executed at the same time as any trade in the related security, if not, it will be counted as a separate trade when considering the holding period.

For automated "Fixed Standing Order" and "Dollar Cost Averaging" strategy agreements the holding period is calculated from the date the agreement was initiated or last amended.

The holding period does not apply to the vesting of UBS Financial Instruments granted by UBS under any employee compensation plans.

7.1. Financial Hardship and Decline in Value

Employee Conduct may permit the liquidation of investments in financial instruments before the expiration of the applicable holding period if the investment has declined in value by 20% or more from its original purchase price or in cases of financial hardship or pressing financial need provided the financial instrument is not on a relevant restricted, grey or similar list. In such cases Line Manager approval and Employee Conduct preclearance must be obtained before liquidating the investment (see Section 6.1).

8. Transactions in UBS Financial Instruments «

This Section applies to all UBS Persons and their Connected Parties.

This Section also applies to members of the Boards of Directors of UBS Group AG, UBS AG and the Significant Group Entities.

As a matter of principle, all requirements to personal investment transactions as set out in this policy, equally apply to transactions in UBS Financial Instruments. This Section defines the additional and specific requirements related to transactions in UBS Financial Instruments.

This Section applies to all transactions in UBS Financial Instruments through a personal investment account. This includes, but is not limited to, all purchases or sales of a UBS Financial Instrument as well as transfers to or from a trust, foundation or similar entity, disposals by way of gift and charitable donations.

This Section applies to the sale of UBS financial instruments (e.g., shares or exer-sale of UBS options) received as part of a UBS Person's remuneration, employee plan or similar including Equate Plus. These requirements DO NOT apply to automated transactions such as the purchase or granting of UBS financial instruments through bonus elections and regular salary deduction share schemes.

UBS Persons may purchase or sell UBS Financial instruments including options on UBS Shares (including writing covered calls against vested UBS Shares) subject to the below and other relevant provisions of this policy.

In addition to the prohibitions listed in the Sections below, the restrictions on hedging variable remuneration (see Section 12.9) apply.

8.1. Exemptions «

8.1.1. Employee Compensation Plans

This policy does not apply to the receipt of UBS financial instruments by the UBS Person through the granting (by UBS) or automated vesting of UBS Shares, notional shares, options, stock appreciation rights, performance shares, blocked shares or any other award granted by UBS under any employee compensation plan to UBS Persons. Such awards are subject to the applicable plan rules, and granting and vesting are pre-determined, or otherwise occur automatically or outside the control of individual UBS Persons.

Once the UBS Shares have been received by UBS Persons they are treated as any other listed shares under this policy.

8.1.2. UBS Share Ownership Plans

This policy does not apply to the provision by UBS, or the purchase or receipt by UBS Persons of UBS Shares, notional shares, options, stock appreciation rights, performance shares, blocked shares or any other award granted by UBS under a UBS employee share ownership plan, where the nature and timing of such provision, purchase or receipt has been pre-determined or otherwise occurs automatically under the relevant share ownership plan rules (e.g., the sale of UBS shares).

For the avoidance of doubt once UBS Shares have been received by UBS Persons under an employee compensation plan and are no longer subject to the applicable plan rules, they are treated as any other shares under this policy.

8.2. Short selling

UBS Persons and their Connected Parties are prohibited from short selling UBS Financial Instruments (e.g., purchase naked puts on UBS Financial Instruments) or entering into any form of transaction that "bets against" the UBS share price.

8.3. Additional Requirements for Restricted Persons

The below requirements apply to all Restricted Persons and their Connected Parties regardless of whether they work within a designated Sensitive Area (see Section 2.3) or whether the Restricted Person maintains control or influence over the transactions effected by their Connected Parties.

8.3.1. Restrictions on Managed Accounts «

Restricted Persons are prohibited from holding UBS Financial Instruments in a Managed Account.

Restricted Persons must not transfer UBS shares into a managed account.

8.3.1.1. Ad Hoc Blackout Periods

As per the "Dealing in UBS Shares by UBS" policy (1-P-000942).

8.3.2. Blackout Periods «

A Blackout Period is a period during which restrictions are imposed on dealings in UBS Financial Instruments.

8.3.2.1. Regular Blackout Periods

For the purposes of this policy Regular Blackout Periods are pre-set periods starting from the close of business in New York on the seventh business day of the final month of the financial quarter of UBS AG or UBS Group AG, as the case may be, and running until (and including) the date of publication of the financial reports relating to such financial quarter.

[redacted]

Restricted persons with UBS 401k plans MUST not make fund decisions relating to the UBS fund option during a black out period.

8.3.2.2. Restrictions during Regular Blackout Periods

During Regular Blackout Periods, Restricted Persons are prohibited from effecting personal investment transactions in UBS Financial Instruments.

Restricted Persons must not place at any time limit orders in connection with UBS Financial Instruments that could be executed during a Regular Blackout Period.

During Regular Blackout Periods Restricted Persons are not permitted to exercise options, stock appreciation rights or warrants on UBS Financial Instruments, unless such options, stock appreciation rights or warrants were granted to them as part of their compensation package, such exercise is permitted by applicable law and such exercise does not result in a disposal of a UBS Financial Instrument during the Regular Blackout Period (i.e., exer-sales of UBS options or related “sales to cover” are not permitted.). Line Manager pre-approval and Employee Conduct pre-clearance must be obtained prior to such exercise.

Restricted Persons are not permitted to “buy-to-close” a short option position during a Regular Blackout Period. Delivery, settlement or closure of a written option position may be effected where an option exercise is assigned automatically to the UBS Person's open position by a third party such as an exchange, clearing house or broker.

Restricted Persons are not permitted to “sell-to-close” or take steps to exercise a long option position during a Regular Blackout Period. Exercise and settlement of a long-in-the-money option position may take place where the option exercise is applied automatically to the open position by a third party such as an exchange, clearing house or broker.

9. Private Market Funds and Hedge Funds

This Section applies to all UBS Persons

All UBS Persons are required to obtain Line Manager pre-approval and Employee Conduct pre-clearance before executing a personal investment transaction in Private Market Funds and Hedge Funds including structured products of the aforementioned including funds of funds. For the avoidance of doubt, Private Market Funds includes but is not limited to Private Equity Funds, Private Credit Funds, and Real Assets including Infrastructure and Real Estate.

[redacted]

Once the transaction is complete, UBS Persons in Asset Management, the Investment Bank and Non-Core & Legacy must also make an additional disclosure [redacted].

9.1. Non-Sensitive Staff Transacting via UBS Financial Services US

This Section applies to all UBS Persons who are Non-Sensitive Staff only.

Transactions effected through the UBS Alternative Investment Platform and custodied at UBS Financial Services US (GWM US) are exempt from the Line Manager pre-approval and Employee Conduct pre-clearance requirement.

10. Volcker Rule Covered Funds

This Section applies to all UBS Persons

This Section also applies to members of the Boards of Directors of UBS Group AG, UBS AG and the Significant Group Entities (BoD member).

[redacted] there are additional requirements for transactions in Volcker Covered Funds.

Volcker Covered Funds include investments in hedge funds, private equity and private equity funds, or limited partnerships (including UBS labeled funds or funds managed by UBS).

[redacted]

UBS Persons, BoD members and their Connected Parties may only invest in a Volcker Covered Fund that is organized and offered by UBS if they directly engage in providing investment advisory, commodity trading advisory or other services to the Volcker Covered Fund. The requirement to provide services also applies to the purchase, by a UBS person, BoD member or their Connected Parties, of an interest or derivative instrument on such Volcker Covered Funds, for example, a structured product linked to the performance of a Volcker Covered Fund.

All UBS Persons are required to obtain Line Manager pre-approval and Employee Conduct pre-clearance before executing a personal investment transaction in a Volcker Rule covered fund, or a derivative linked to the performance of a Volcker Rule covered fund, irrespective of whether the fund is UBS labeled or managed by UBS.

[redacted]

Where a UBS Person, BoD member or their Connected Parties invests in a Volcker Rule covered fund without the appropriate approval that trade must be reversed at the UBS Person's or BoD member's own expense.

UBS Persons, BoD members and their Connected Parties who have discretionary accounts must prohibit their investment advisors/financial advisors from purchasing any Volcker Covered Funds or derivatives linked to the performance of such Volcker Covered Funds for their discretionary accounts.

11. Unlisted Personal Investments «

This Section applies to all UBS Persons

For the requirements Private Market Funds and Hedge Funds see Section 9

Unlisted personal investments (formally referred to as "private investments") are financial instruments that are not effected on or under the rules of an exchange or through an otherwise established marketplace, and other non-listed investments. Examples include:

- a direct investment where an ownership stake of the organization is received in return for that investment;
- private placements
- direct commercial real estate investments (excluding purchases of personal primary or secondary residences or multi-family housing) made by a UBS Person on their own or their family's behalf; or
- private securities transactions as per FINRA Rule 3280.

UBS Persons must disclose all existing unlisted personal investments [redacted] within 30 days[3] of joining UBS.

[3] Ten calendar days for UBS Persons in Asset Management in the US.

UBS Persons are required to obtain Line Manager pre-approval and Employee Conduct pre-clearance to:

- maintain existing unlisted personal investments;
- effect transactions in any unlisted personal investment. For the avoidance of doubt this includes establishing a new investment and any subsequent investments, as well as both full and partial sales.

Line Manager pre-approval and Employee Conduct pre-clearance must be sought [redacted]. If granted, approval is valid for 30 calendar days.

UBS Persons are prohibited from holding directly or indirectly an unlisted personal investment in an entity if:

- its purpose in some way relates to the UBS Person's function with UBS or is reasonably expected to in the future; and/or
- the UBS Person is responsible for providing any other financial services or directly engages in transactions with that entity on behalf of UBS except for investments into funds covered by the Volcker Rule (see Section 10).

If the UBS Person holds an unlisted personal investment and UBS becomes involved in a subsequent initial public offering of the issuer of that investment, then the investment must be held for at least 6 months from the time of the initial public offering before any subsequent sale. In cases of financial hardship or where the investment has declined in value by more than 20% refer to Section 7.1.

[redacted]

11.1. Crowdfunding and Peer-to-Peer Lending

Crowdfunding does not require disclosure if the annual investment is less than the equivalent of 10,000 USD on any one platform.

Peer-to-peer lending does not require disclosure if the annual investment is less than the equivalent of 20,000 USD on any one platform.

12. Restricted Activities and General Prohibitions

This Section applies to all UBS Persons and their Connected Parties.

All personal investment activity must meet the high ethical standards [redacted]

Beyond complying with legal and regulatory requirements and avoiding the types of prohibited transactions noted below, UBS Persons must be mindful of the potential impression created by their personal trading and avoid any appearance of impropriety.

If in any doubt as to whether a proposed personal investment activity may violate UBS's Code of Business Conduct and Ethics, create an actual, potential or perceived conflict of interest or constitute prohibited behavior, UBS Persons must seek guidance from their Line Manager and Employee Conduct before engaging in the proposed activity.

12.1. Ethical Conduct

UBS Persons must place the interests of UBS and its clients ahead of their own personal investment interests.

UBS Persons must carefully evaluate their proposed personal trading activities and refrain from entering into transactions that could be viewed as creating a conflict of interest with clients, UBS Persons or UBS, or that in any way could create reputational risk for UBS.

When considering whether a particular transaction would create an actual, potential or perceived conflict of interest UBS Persons must consider if they possess Unpublished Price Sensitive Information not just in relation to a particular financial instrument but also to asset classes or related markets. For example:

- non-public information regarding a change in regulation;
- a market event that could impact the liquidity and prices of a class or type of financial instrument in a specified market or a broader asset class;
- operational events that might impact the company's share price;
- specific information regarding related market participants that may contribute to market disruptions or liquidity stress; or change in the tax treatment to a particular asset class.

UBS Persons must also consider carefully information obtained in connection with participation in recent management meetings, governance committees or working groups.

UBS Persons are prohibited from using any other person or institution for activities that would be contrary to this policy if they were to engage in it directly, or to evade any requirements in this policy.

12.2. Insider Dealing

If a UBS Person is in possession of unpublished price sensitive information (UPSI) regarding a financial instrument they are prohibited from effecting, or encouraging others to effect, personal investment transactions in that financial instrument for their own benefit or for the benefit of any third parties (including UBS) or from passing the unpublished price sensitive information on to third parties other than in the proper performance of their professional duties. If a UBS Person receives UPSI, they must immediately notify the Control Room.

12.3. Market Manipulation

All transactions that jeopardize the transparency or proper functioning of securities markets and exchanges or the fair treatment of investors are potentially abusive and therefore prohibited.

UBS Persons must not engage in personal investment activity which aims to influence market prices or the valuation of financial instruments by falsely creating the appearance of active trading or distorting the market supply and demand of any financial instrument.

12.4. Front Running, Parallel Running, Piggybacking

UBS Persons must not use their knowledge about client or UBS orders to conduct personal investment transactions in advance of, or in combination with UBS or client orders.

UBS Persons are prohibited from carrying out a personal investment transaction when they are aware of actual or expected client or UBS orders in the same investment within the same business day and where execution of their personal investment transaction might either (1) adversely impact the client or UBS orders; or (2) provide an inappropriate advantage to a UBS Person.

UBS Persons are prohibited from purposely or intentionally providing advice or recommendations to clients for their personal benefit that would create an actual, potential or perceived conflict of interest.

12.5. Restricted, Grey and Similar Lists

UBS Persons must not engage in personal investment transactions prohibited by the rules or requirements of any restricted, grey or similar list applicable to the UBS Person's location or business.

When a UBS Person is crossed over an information barrier on an ad hoc basis, they are prohibited from executing personal investment transactions related to the relevant issuer(s).

Responsibility for maintaining the restricted, grey or similar lists rests with the Business Aligned CORC teams.

12.6. Research Related Prohibitions

UBS Persons are prohibited from effecting personal investment transactions in financial instruments of any issuer for their personal account when they know or should reasonably be expected to know of research to be published (including by UBS) concerning that issuer. If in relation to research to be published by a third party, the UBS Person must contact Control Room when made aware of the unpublished research.

If a UBS Person is aware of the preparation of new research or material changes to existing research, (e.g., they are functionally in Group Research, or they have been crossed over the Group Research Information Barrier in regard to a piece of unpublished research) they are prohibited from effecting personal investment transactions in the securities covered until such time that the research has been published and then subject to waiting 24 hours after publication as per the Restricted List. In case of doubt as to how the above Section applies, or in respect of research contact Group Research CORC.

12.7. Coverage Restrictions

UBS Persons are prohibited from effecting any personal investment transactions (including derivatives) that relate in any way to their roles or responsibilities with UBS. This includes but is not limited to transactions that are:

- within their coverage area (including designated trading, sales, research, investment banking, marketing or credit coverage, portfolio management and client management responsibility);
- issued by or directly related to specific issuers or industries included within their area of coverage;
- in the same security where they support the client in the ordering process; once the order has been placed, this restriction no longer applies;
- in (i) instruments issued by the company of which their client is a corporate insider or (ii) instruments the value of which

is materially dependent on the equity share issued by the company of which their client is a corporate insider;
- involving digital assets (including cryptocurrency and other tokens) when the UBS Persons has involvement with such through their role with UBS.

12.8. Transactions with UBS Clients

UBS Persons are prohibited from buying or selling financial instruments for personal investment purposes directly from or to clients for whom they have coverage responsibilities.

UBS Persons are prohibited from pooling funds with a client for investment purposes.

UBS Persons must not effect personal investment transactions at a time or in a manner, which could reasonably be expected to have an adverse effect on the interests of any client.

UBS Persons are prohibited from booking any personal investment transactions with a personal investment account from UBS trading accounts or from otherwise using the firm's systems and tools over which they have authority (except where required to do so by UBS).

12.9. Hedging Variable Remuneration

UBS persons are prohibited from hedging their variable remuneration. This includes directly or indirectly hedging or entering into any form of insurance or similar contract or arrangement which undermines the risk-alignment effects embedded in their remuneration arrangements. In particular and without limitation UBS persons must not directly or indirectly:

- enter into an insurance contract which would pay out if their pay (whether received or to be received) was subject to forfeiture, downward revision, claw back or other form of malus;
- hedge shares, options, stock appreciation rights, performance shares or any other award granted by UBS under any compensation plan that is tied to the UBS share price while the award is unvested, blocked or otherwise unavailable for sale or exercise; or
- use shares, options, stock appreciation rights, performance shares, cash or any other award granted by UBS under any compensation plan as collateral or security for a loan or any other form of credit arrangement while such instrument is unvested, blocked or otherwise unavailable for sale or exercise.

12.10. Excessive Trading

UBS Persons must avoid personal investment activity that consumes excessive time, attention or interferes with the performance of their duties for UBS or UBS clients. This may include the size, frequency or complexity of the investment activity.

12.11. Spread Betting

UBS Persons are prohibited from effecting spread betting transactions on all financial instruments.

12.12. Cryptocurrency and Initial Coin Offerings

UBS Persons are prohibited from issuing or underwriting initial coin offerings (ICO).

12.13. Investment Clubs and Investment Chat Rooms

UBS Persons are prohibited from participating in:

- investment clubs or similar; and
- chat rooms and similar social media sites specializing in investment tips and speculation.

12.14. Public Offerings

UBS Persons are prohibited from receiving an allocation of any US registered Initial Public Offering (IPO).

UBS Persons working in the US are prohibited from receiving an allocation in any IPO whether US registered or not.

UBS Persons must not seek, receive or otherwise try to obtain any preferential allocation or terms in any public offering that is not generally available to all participants in the offering (including UBS Persons).

Sensitive Staff require Line Manager pre-approval and Employee Conduct pre-clearance to participate in IPOs.

13. Violations of this Policy

Failure to comply with the requirements set out in this policy may be subject to the employee incident process [redacted] which may result in disciplinary action up to and including dismissal. UBS Persons may also be subject to regulatory sanctions and/or civil and criminal penalties.

With respect to non-permanent staff members, UBS may exercise all rights and remedies under its contract including but not limited to, termination of its relationship with the non-permanent staff member.

Employee Conduct may require UBS Persons, at their expense, to freeze or cancel any personal investment transaction, or liquidate any position resulting from a personal investment transaction that violates this policy.

UBS Persons may be required to disgorge profits, if any, resulting from personal investment transactions entered into in violation of this policy and may be required to donate those profits to charity.

Glossary

Barrier Status has the meaning given to it in the "Information Barriers" policy [redacted].

Commercial Real Estate Investments are generally defined as industrial, hotels, multi-family housing, office and retail properties, excluding private residences.

Connected Parties is defined in Section 2.2 of this policy.

Corporate Action means any event where an issuer of a financial instrument (usually debt or equity) takes action which impacts the holders of the relevant financial instrument. Some events may require no action by the holder (e.g. share splits) others may require the holder to take action or select from a range of possible actions.

Corporate Insider is defined as per the Market Conduct policy [redacted]

Crowd Funding is the practice of individuals or businesses raising finance by using small amounts of capital from many individuals via an online platform.

Domestic Partner in Switzerland means "long-term partner" as defined in Article 1 of the Personnel Regulations/ Personnel Regulations for Senior Management.

EEA means the European Economic Area.

Employee Conduct means Group Compliance & Operational Risk Control (GCORC) Employee Conduct.

Financial Instrument means any security, debt security, loan or other financial instrument of any kind and any related derivative. This includes, but is not limited to, any common, ordinary, preferred or preference share or stock, any loan stock, warrant, loan, money market instrument (e.g. currency or interest rate products) or other transferable security and any unit in any collective investment undertaking (e.g. a mutual fund). It also includes, but is not limited to, any contract for differences, swap, option, future or forward transactions and any contract referenced on any financial instrument or any commodity. For the avoidance of doubt, it also further includes any other structure for the transfer of credit risk and any contract based on the value of any or several financial instruments (e.g. spread or contract betting) as well as any instrument that can be exercised or exchanged into a Financial Instrument and any equivalent cash settled instruments.

FMCC Relevant Persons are in accordance with the Hong Kong (HK) Fund Manager Code of Conduct: any employees or directors of a Fund Manager or persons accredited to a Fund Manager for conducting regulated activities:

- who in their regular functions or duties make or participate in investment decisions, or obtain information, prior to buying or selling investments on behalf of a client fund; and/or
- whose functions relate to the making of any recommendations with respect to such buying or selling; or
- any persons over whom they exercise control and influence.

Relevant Persons also includes persons who perform the same activities as above in relation to discretionary portfolios.

Household includes individuals who comprise a family unit or similar and who live together under the same roof, in certain circumstances including domestic help.

Line Manager means a UBS person's Line Manager or supervisor as per HRi, or any business manager or other persons authorized or designated to make such approvals or referrals under this policy on behalf of the Line Manager or supervisor.

Managed Account is a personal investment account in which the account holder has formally transferred authorization to effect transactions to their broker or advisor and have no prior knowledge of, nor ability to influence investment decisions in respect of the account. The account holder must not seek to directly or indirectly instruct or otherwise direct any personal investment transaction in a managed account. Robo-Advisor accounts are considered a managed account.

Employee Conduct will only determine an account to be a managed account upon receipt of evidence to the reasonable satisfaction of UBS, that the account holder has neither prior knowledge of nor ability to influence investment decisions in respect of the account.

Once approved as such, the managed account will be exempt from the following requirements:

- routine duplicate transaction reporting (see Section 3.2);
- centralization to an approved broker (see Section 4). This does not apply to UBS Persons working within Switzerland or the US whereby managed accounts continue to require centralization;
- pre-approval and pre-clearance (see Section 6.1);
- restricted, grey or similar lists (see Section 12.5);
- Holding Periods (see Section 7).

These exemptions are not available for any account managed by a Connected Party or a parent, parent-in-law, or sibling of the UBS Person or a Connected Party.

MyCompliance is the tool for disclosures, approvals and information related to personal investment and other employee compliance topics. MyCompliance replaced Affirmation Online (AOL), MyTrades and EIA. [redacted]

Peer to Peer Lending is a method of debt financing that enables individuals or businesses to borrow or lend monies directly from each other online and without the use of an official financial institution as an intermediary.

Personal Investment Account is defined in Section 3 of this policy.

Price Affected Securities means securities, derivatives or other financial instruments (other than UBS Shares) whose market price or performance is totally or substantially derived[7][8] from the market price of UBS Shares. This includes, but is not limited to, debt instruments with an embedded UBS equity element such as bonds or notes convertible into or exchangeable for UBS Shares, bonds or notes with warrants to subscribe for UBS Shares attached, and contingent convertible bonds.

Restricted, Grey or Similar List means lists identifying companies and other issuers of financial instruments. These lists may restrict UBS Persons' personal investment activity related to companies and other issuers appearing on such lists.

Restricted Persons are UBS Persons who have regular access to Unpublished Price Sensitive Information / Material Non-Public Information relating to UBS. Given such regular access, they are subject to additional specific restrictions in respect to UBS Financial Instruments including but not limited to pre-clearance requirements and regular blackout periods covered in Section 8.3.2 of this policy.

Sensitive Areas are those functions, businesses, organization units, locations and senior committees where the personal investment activities of the relevant UBS Persons may give rise to conflicts of interest – actual, potential or perceived – based on their business activities and the sensitive information to which they may have access. Such sensitive information includes, but is not limited to, price sensitive information, client order flows and positions, trading desk and client positions and strategies, pending research publications, non-public financial information about UBS clients including credit-related information, and information relating to UBS fund management activities. In addition particular Sensitive Areas may be so designated to meet the requirements or expectations of regulators, or to meet market practice.

Employee Conduct review and maintain the overall list of Sensitive Areas on the Employee Conduct intranet page.

Sensitive Staff are those UBS Persons that: (a) work within a Sensitive Area; and/ or,(b) are 'above', 'behind' 'approver' or 'pre-cleared' against an enhanced information barrier; and/ or, (c) are informed by management, Business Aligned CORC, or Employee Conduct as such.

NOTE: HR also uses the term 'sensitive' staff to identify persons who have a mandatory block leave. This status is completely unrelated to the sensitive area or status for the purposes of this policy.

Spread Betting is wagering on the outcome of an event where the payoff is based on the accuracy of the wager. A spread is a range of outcomes and the bet is whether the outcome is above or below the spread. Such bets are typically made on sporting or financial market events.

UBS Financial Instruments means UBS Shares and Price Affected Securities.

UBS Persons are defined in Section 2.1 of the policy.

UBS, UBS Entity or Entities refers to UBS and its branches and representative offices worldwide, to all UBS Entities [redacted], including their branches and representative offices and to all joint venture/ joint ownerships entities active in the fields of banking and finance, including their branches and representative office where UBS directly or indirectly has management control.

This policy applies to all Business Divisions and Group Functions. All references to Business Divisions throughout this policy include Group Functions.

Unlisted Personal Investments are unlisted financial instruments for which transactions are effected other than on or under the rules of an exchange or through an otherwise established marketplace for example, investments in small companies, in connection with private placements, crowd funding, private limited partnerships and hedge funds.

Unpublished Price Sensitive Information (UPSI) means all information of a factual nature that is not public relating directly or indirectly to one or more issuers of financial instruments or one or more financial instruments and which, if public, may affect the price of any such financial instruments or related financial instruments. It also means information that reasonable investors would consider relevant in determining whether to buy, sell, hold or vote such financial instruments.

The terms Unpublished Price Sensitive Information and "material non-public information" are generally synonymous.

---

[7] As a rule of thumb where the market price of UBS Shares contributes more than 10% of the overall market price or performance of a financial instrument, that financial instrument's market price/ and/or performance is considered to 'substantially derive' from that of UBS Shares.

[8] For the avoidance of doubt financial instruments referenced to the SMI are not considered Price Affected Securities

Volcker Rule means Section 619 of the US Dodd-Frank Wall Street Reform and Consumer Protection Act.

[redacted]

[redacted]

[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]

[redacted]

[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]

[redacted]

[redacted]

[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]

[redacted]

[redacted]

Published: 20/01/2026